Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

Registration Statement (Form S-8 No. 333-172553) pertaining to the Tornier N.V. Amended and Restated Stock Option Plan, the Tornier N.V. 2010 Incentive Plan and the Tornier N.V. 2010 Employee Stock Purchase Plan

Registration Statement (Form S-8 No. 333-182452) pertaining to the Tornier N.V. 2010 Incentive Plan

Registration Statement (Form S-3 No. 333-184461) of Tornier N.V.

of our reports dated March 1, 2013, with respect to the consolidated financial statements and schedule of Tornier N.V. and subsidiaries, and the effectiveness of internal control over financial reporting of Tornier N.V. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 30, 2012.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

March 1, 2013